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                                                                      EXHIBIT 99
[SUNRISE MEDICAL LOGO]

FOR IMMEDIATE RELEASE                                         JANUARY 4, 1996

CONTACTS:  Richard H. Chandler, chairman, president and chief executive officer
           Ted N. Tarbet, senior vice president and chief financial officer
           (619) 930-1500

SUNRISE MEDICAL ANNOUNCES RESULTS OF INTERNAL INVESTIGATION AND RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS


     CARLSBAD, CALIF. --Sunrise Medical Inc. (NYSE: SMD) announced today the results of its internal investigation into financial reporting irregularities at its subsidiary, Bio Clinic Corporation. As a result of the investigation, the Company will restate its financial statements for fiscal years 1994 and 1995, reducing previously reported consolidated net income by $4.0 million in 1994 and $11.2 million in 1995.
     The Company also announced a number of key management changes, a comprehensive profit improvement plan called "Operation Rebound," and the signing of an agreement, subject to contingencies, to sell the Bio Clinic air therapy rental business.
     The Company will release its results of operations for the first and second quarters of fiscal 1996 as soon as they are available. The Company expects the results for these quarters to be adversely affected by the results of the investigation. In the second quarter, the Company expects to record a $32 to $38 million pre-tax charge to cover, among other things, the estimated costs of the investigation and restatement, expected attorneys' fees associated with the defense of shareholder litigation, the write down of goodwill and other assets at Bio Clinic, and Operation Rebound expenses.

Results of Internal Investigation and Restatement
------------------------------------------------
     The Company has concluded, with the concurrence of its independent auditors, that it is necessary to restate its financial statements for fiscal 1994 and 1995. The Company expects to file amendments to its prior SEC filings for these years. Quarterly comparisons with prior years' results are not being made due to the Company's present inability to restate fiscal quarters in 1994 and 1995. The restatement will reduce previously reported net income by approximately 16% in fiscal 1994 and 37% in fiscal 1995, resulting in an earnings per share reduction of $.22 and $.60, respectively. The restatement will include the following:
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
                                                      Year ended July 1, 1994          Year ended June 30, 1995
                                                     --------------------------       --------------------------
                                                     As reported    As restated       As reported    As restated
                                                     -----------    -----------       -----------    -----------
                                                         (All figures in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales                                              $467,906        $466,942          $603,978       $601,927
Corporate operating income                               48,679          42,263            61,095         43,020
Income before taxes                                      42,584          36,168            51,938         33,863
Net income                                               25,857          21,809            30,680         19,471
Earnings per share                                     $   1.41        $   1.19          $   1.63       $   1.03

BALANCE SHEET DATA
Total assets                                           $478,052        $471,667          $619,058       $597,909
Stockholders' equity                                    263,587         259,539           314,750        299,493

     A Special Committee, comprised of the outside directors of the Company, directed the internal investigation, which was conducted by outside counsel, Latham & Watkins. The forensic accounting unit of Price Waterhouse LLP was retained by Latham & Watkins to assist in the investigation. The investigation was initiated after certain financial irregularities were reported to the senior management of the Company. As a result of the investigation, the Company has concluded that accounting and financial reporting practices at Bio Clinic, and its Comfort Clinic division, were erroneous in numerous respects. Personnel at Bio Clinic and Comfort Clinic failed to properly report revenues and expenses on the divisional financial statements, resulting in the overstatement of revenue, income and assets and the understatement of liabilities at these divisions. The improper accounting was concealed by Bio Clinic and Comfort Clinic personnel through a series of improper accounting entries and falsified computer reports that circumvented the Company's internal accounting controls and avoided detection. While these practices required the restatement of fiscal 1994 and 1995 financial statements, they also occurred during certain prior years in amounts that were immaterial to the Company's consolidated financial statements. The cumulative effect of these earlier amounts will be included in the pre-tax charge in the second quarter of fiscal 1996. The Company has thus far found no misappropriation of funds throughout the periods under investigation.
     Robert Barton, Bio Clinic's vice president of finance since 1988, as well as three other employees in Bio Clinic's and Comfort Clinic's accounting and MIS departments, are no longer employed by the Company.
     As a result of these events, the Company is reviewing and implementing enhancements to its internal controls and outside audit scope to ensure the consistent application of proper accounting practices, while also strengthening the financial and MIS functions at Bio Clinic. The investigation found no accounting improprieties at other Sunrise subsidiaries or at its corporate office.


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        Sunrise Medical understands that the Securities and Exchange Commission
(SEC) has entered a formal order of private investigation into this matter, and the Company is cooperating fully with the SEC's investigation. In addition, following the Company's October 26, 1995 press release announcing the internal investigation, the Company and certain of its officers, directors and employees were named as defendants in a number of shareholder class actions, which have been consolidated. A derivative action has also been filed. The Company intends to vigorously defend this litigation.
        The Company has received from its bank group a waiver until March 29, 1996 of compliance with certain financial covenants under the Company's revolving credit facility, by which time the Company believes appropriate amendments to the facility will be agreed upon.
        Commenting on the results of the investigation, Richard Chandler, chairman, president and chief executive officer of Sunrise, stated, "The financial reporting inaccuracies turned up by the internal investigation show that Bio Clinic and Comfort Clinic, and therefore Sunrise Medical, have been less profitable during the past two years than we had all believed. Besides taking appropriate steps with the people involved, all of whom have left the company, we responded with an immediate, comprehensive action plan that we call 'Operation Rebound.' This profit improvement program involves four major elements: the consolidation of Sunrise Medical's U.S. sales forces from twelve to six; the integration of a number of the Company's smaller divisions operating within the same country or marketplace; the launching of a company-wide cost reduction program that is eliminating 6% of our workforce while squeezing out expenses in every area of our business; and the sale of Bio Clinic's air therapy rental business. The overriding goal of Operation Rebound is to improve the Company's profitability at the earliest possible time. Sunrise remains a strong company with leading positions in a number of attractive healthcare markets."

Management Changes
------------------
        Larry C. Buckelew, 42, who served as president of Bio Clinic from November, 1986 to June, 1993, and more recently as Sunrise Medical's president and chief operating officer, has resigned from the Company, effective today, and has also resigned from the board of directors.
        Richard H. Chandler, 52, has reassumed the title of corporate president, which he held prior to 1993, in addition to his present positions of chief executive officer and chairman of the board.
        Brad Nutter, 43, Sunrise Medical's senior vice president, corporate marketing, who previously served as president of Bio Clinic from July 1, 1993 to June 30, 1995, has resigned from the Company.
        The Company also announced that two proven Sunrise Medical executives have been promoted to newly created senior management positions. Tom O'Donnell, 52, who joined the Company in 1987 and has been the president of Quickie Designs for seven years, was named


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senior vice president--North America, responsible for all operations headquartered in the United States and Canada. He will relocate to the Company's Corporate Office in Carlsbad, California.
        Barrie Payne, 58, a Sunrise division president since 1983, most recently as managing director of Sunrise Medical U.K., was named senior vice president-- Europe, responsible for all of Sunrise Medical's European operations. He will move into a new European headquarters office which will be established near Sunrise Medical U.K. Both O'Donnell and Payne will report to Richard Chandler.
        In another management change, Susanne Johnson, 34, who joined the Company in 1991 as a divisional area sales vice president, has been appointed vice president, corporate marketing, reporting to Tom O'Donnell. She will have responsibility for coordinating Sunrise's marketing efforts and national account sales to the U.S. home medical equipment industry.

SECOND QUARTER PRE-TAX CHARGE AND "OPERATION REBOUND"
        The Company expects to record a pre-tax charge of $32 to $38 million in the second quarter ending December 29, 1995, which will include: the estimated cost of the internal investigation, restatement, and re-issuance of historical financial statements; the expected attorneys' fees associated with defending the shareholder litigation; the write-down of goodwill and other assets at Bio Clinic and Comfort Clinic to reflect revised estimates of net asset realizations; immaterial Bio Clinic adjustments related to periods prior to fiscal 1994; and the one-time estimated expenses associated with Operation Rebound, including severance, facility closing and write-downs associated with discontinued low volume products.
        Operation Rebound will make significant changes to the Company's organizational structure and how it services its customers. The Company will integrate its U.S. operations within four markets: home medical equipment (HME), nursing homes, hospitals and consumer. Within the HME market, the Company's six sales forces will be consolidated into three: Sunrise Rehab (Quickie, Jay), Sunrise Respiratory (DeVilbiss), and Sunrise Homecare (Guardian, SunTec, Bio Clinic homecare products). As previously announced, SunMed Service (SMS), the Company's new logistics division, will provide customer service, order entry, distribution and credit functions for standard HME products manufactured by all U.S. divisions. The start-up of SMS operations, scheduled for February 1996, continues to progress as planned under the leadership of vice president and general manager Bill Rossi, who now reports to Tom O'Donnell. Within the nursing home market, the Company's three sales forces (Joerns, Hoyer, Parker) will be merged into one. A single hospital products sales force will now sell both Bio Clinic foam and air products, while the Comfort Clinic sales force will continue to cover the consumer retail market. As a result of these actions, scheduled to be implemented on February 1, 1996, Sunrise Medical's twelve sales forces in the U.S. will be consolidated into six, reducing the Company's selling costs while promoting closer customer relationships through smaller territory sizes.
        In Europe, Sunrise Medical's operations will be organized geographically by country, with a country executive in charge in each of Germany, France, and the U.K. Within each


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country, sales and marketing efforts will be integrated around healthcare markets, similar to the U.S. structure, and some facilities will be consolidated to eliminate administrative duplication.
        Operation Rebound also involves a comprehensive review of spending in every department within every area of the Company. Savings are expected to be generated from workforce reduction, sales force consolidation, facilities closings, process simplification, materials cost reductions and the elimination of non-essential programs. As a result of Operation Rebound, the Company expects to reduce its workforce by approximately 250 people, or 6% of the total, by January 31, 1996 as compared to October 31, 1995.

Sale of Air Therapy Rental Business
-----------------------------------
        As part of Operation Rebound, Sunrise has decided to exit from Bio Clinic's air therapy rental business, which was launched in 1992. This business rents on a daily and monthly basis a variety of Bio Clinic-manufactured low air loss beds and portable mattress systems to nursing homes, hospitals and home care dealers through 31 company-owned rental service centers. It generated approximately $12 million of rental revenues in fiscal 1995. Sunrise signed today an agreement to sell the assets of the air therapy rental business to a qualified buyer, with a scheduled closing in the third quarter of fiscal 1996. The consummation of the sale is subject to a number of significant contingencies and closing conditions, including the satisfactory completion of a due diligence review by the buyer. If the sale is consummated, it is contemplated that the buyer will purchase certain amounts of Bio Clinic manufactured products over the next three years. Besides acquiring the assets, the agreement also provides that the buyer will hire a majority of the 83 Bio Clinic employees involved in selling, service and delivery functions. In the event the sale is not completed with the buyer, Sunrise plans to pursue a sale with other interested potential purchasers. Sunrise will be closing the 31 rental service centers after the sale, the estimated costs of which are included in the second quarter pre-tax charge.
        In the future, Bio Clinic's strategy will be to focus on its core business of manufacturing a full range of pressure management products, from inexpensive Eggcrate(R) foam overlays to sophisticated air therapy bed systems, and selling (but not renting) these products to all healthcare market segments, including hospitals, nursing homes and home medical equipment providers.
        Commenting on the investigation and restatement impact, Chandler said, "Now that we understand the true situation at both Bio Clinic and Comfort Clinic, we have taken strong corrective action. All of us at Sunrise Medical are committed to putting this matter behind us, implementing Operation Rebound and getting back to what we do best: designing and manufacturing products that improve people's lives."
        Sunrise Medical designs, manufactures and markets medical products used in institutional and home care settings that address the recovery, rehabilitation and respiratory needs of the patient.

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